Exhibit 10.6

FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to the Agreement (as defined below) by and between iAnthus Capital Management, LLC, a Delaware limited liability company (“iAnthus” or the “Company”), and Randy Maslow (“Executive”), is dated as of April 4, 2020. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, iAnthus and Executive entered into that certain Employment Agreement dated as of October 10, 2019 (the “Agreement”); and

WHEREAS, iAnthus and Executive desire to amend the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                  Section 3(a) of the Agreement. Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a) Base Cash Compensation

Executive’s annual base salary shall be Four Hundred Fifty Thousand Dollars and No Cents ($450,000.00) per annum paid in bi-weekly installments and an annual lump sum cash payment in an amount determined by the Compensation Committee (collectively, “Base Salary”), which gross sums shall be less statutory withholding taxes and required deductions. Executive shall be paid in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be reviewed in accordance with the Company’s policies as from time to time in effect and may be increased but not decreased below the annual rate stated in the foregoing sentence in this Section 3(a). The Company and Executive acknowledge that the annual lump sum cash payment for the calendar year 2020 shall be an amount of Two Hundred Twenty-five Thousand Dollars and No Cents ($225,000.00) and be paid no later than January 31, 2021.”

2.                  Section 3(b) of the Agreement. Section 3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) Bonus

In addition to Executive’s Base Salary, beginning on January 1, 2019, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) in the sole discretion of the Board of Directors. The applicable criteria for achieving an Incentive Bonus shall be established annually by the Board of Directors, in its sole discretion, as soon as practicable. Any Incentive Bonus earned shall be payable no later than March 15th of the fiscal year after the fiscal year in which it was earned. Executive acknowledges that an incentive bonus of Two Hundred Thousand Dollars and No Cents ($200,000.00) was paid on February 25th, 2020 for calendar year 2019.”

3.                  Section 3(c)(i) of the Agreement. Section 3(c)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

(c) Options. (i) Time Vesting Options.

On February 1st of each calendar year during the term of this Agreement or the first day thereafter that the Company is permitted to make option grants to executives of the Company (each, a “Grant Date”), Executive shall receive a grant of stock options (“Time Vested Options”) to purchase Common Shares (“Shares”) of iAnthus Capital Holdings, Inc. (“Holdings”) pursuant to the iAnthus Capital Holdings, Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”) with a value (the “Option Value”) equal to One Million Sixty-Six Thousand Six Hundred and Sixty-Seven Dollars ($1,066,667.00) per annum minus the value of the current year Base Salary, which shall be incentive stock options to the maximum extent permitted. The exercise price of the Time Vested Option shall by equal to the Fair Market Value (as defined in the Plan), shall expire ten years after the Grant Date and shall vest in 12 equal quarterly installments commencing on the last day of the calendar quarter following the Grant Date and otherwise pursuant to the terms and conditions of Holdings’ form of Award Agreement (as defined in the plan). Executive acknowledges that the options to purchase 206,506 Common Shares on August 6th, 2019 reflect the Time Vested Option grants for calendar year 2019. The Executive acknowledges that the Company may satisfy the obligation of Time Vested Options by a grant of stock options or restricted stock units.”

4.                  Section 3(c)(ii) of the Agreement. Section 3(c)(ii) of the Agreement shall be amended to add the following as the last sentence:

“(c) Options. (ii) Performance Options.

The Executive acknowledges that the Company may satisfy the obligation of Performance Options by a grant of stock options or restricted stock units.”

5.                  Section 4(d) of the Agreement. Section 4(d) of the Agreement shall be deleted in its entirety and replaced with the following:

“(d) Termination By Executive Without Good Reason.

Should Executive resign or otherwise leave Executive’s employment with the Company during the Term of the Agreement other than for “Good Reason” (as defined in paragraph 4(e) below), Executive must provide the Company with thirty (30) days’ advance written notice (“Transition Notice”). Provided that Executive provides the required notice, the Company shall be required to pay Executive all accrued and unpaid salary and all issued vested Options (whether Time Vested Options or Performance Options) shall continue to be exercisable but any unvested Options (whether Time Vested Options or Performance Options) shall terminate and be of no further force and effect. Should the Company choose to release Executive during the one (1) month Transition Notice period, it shall pay to Executive Executive’s salary and other benefits for the remainder of the Transition Notice period and any Options that would have vested during the remainder of the Transition Notice period shall also vest but the Company shall have no further obligations to Executive thereafter. In the event Executive resigns without Good Reason and fails to provide Transition Notice, Executive shall be in breach of this Agreement and shall be liable for damages suffered by the Company as a result of Executive’s contract breach. Should Executive terminate Executive’s employment without Good Reason and without providing Transition Notice, the Company shall be relieved of its obligations to Executive under this Agreement, other than to pay Executive any salary earned to date and any unvested Options (whether Time Based Options or Performance Based Options) shall terminate and be of no further force and effect. In addition, the Company shall provide Executive with any benefit continuation rights as required by law.”

6.                  Miscellaneous. Except as otherwise expressly provided in this Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute but one and the same instrument. Signatures exchanged by facsimile or electronic document signing services shall be deemed original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date written below.

iANTHUS CAPITAL MANAGEMENT, LLC
by iAnthus Capital Holdings, Inc.,

By:	/s/ Hadley Ford	4/4/20
	Hadley Ford Chief Executive Officer	Date

By:	/s/ Randy Maslow	4/4/20
	Randy Maslow	Date